Exhibit 99.1

NEWS RELEASE

Company contact: Steve Bailey FLIR Systems, Inc. (503) 684-3731 www.flir.com	Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@BerkmanAssociates.com

FLIR Systems Announces First Quarter

2004 Financial Results

Net Earnings Increase 39%; Revenue Increases 57%

Company Names Co-Presidents of Imaging Division

PORTLAND, Ore. – April 21, 2004 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that total revenue for the first quarter ended March 31, 2004 increased 57% to $108.9 million from $69.2 million for the first quarter of 2003. Excluding the effects of the acquisition of Indigo Systems Corporation, which closed January 6, 2004, revenue increased 37%. Earnings from operations increased 58% to $21.9 million from $13.8 million for the first quarter of 2003. Net earnings for the first quarter increased 39% to $12.7 million, or $0.36 per diluted share. This compares to net earnings for the first quarter of 2003 of $9.2 million, or $0.25 per diluted share. All per share amounts have been adjusted to reflect the 2-for-1 stock split that was effective on May 29, 2003.

Revenue from the sale of the Company’s Thermography products for the first quarter increased 42% over the first quarter last year, primarily due to continued strong demand from traditional markets and growth in new markets such as building inspection and moisture detection. Excluding the impact of the Indigo acquisition, Thermography revenue rose 28%.

Revenue from the sale of the Company’s Imaging products increased 66%, reflecting particularly strong deliveries in the airborne and maritime product lines. Excluding the impact of the Indigo acquisition, Imaging revenue rose 42%.

The backlog of orders grew by 23% to approximately $180 million at March 31, 2004, as compared to $146 million at December 31, 2003. Excluding the acquisition of Indigo, backlog increased 10%.

Cash generated from operations totaled $19 million for the first quarter of 2004. At March 31, 2004, the Company had cash and cash equivalents of approximately $56 million.

“Our financial performance in the first quarter was the result of strong growth in virtually all of our product lines and all of our markets. We are pleased with Indigo’s performance in the quarter, and with the progress of integrating the two companies. I believe the Company is well positioned to achieve our goals for 2004” said President and CEO Earl R. Lewis. “Based on the quarter’s results, and the expectations for the remainder of the year, we are refining our guidance for earnings per share to between $1.55 and $1.60, from a prior range of $1.50 to $1.60.”

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FLIR Systems Announces Second Quarter 2003 Financial Results

April 21, 2004

Page Two

Company Names Co-Presidents of Imaging Division

FLIR also announced today the appointment of Andrew C. Teich and William A. Sundermeier as Co-Presidents of the Company’s Imaging Division. Previously, Earl Lewis, Chairman, President and CEO, had been acting President of this division. Mr. Teich was previously FLIR’s Senior Vice President, Sales and Marketing, and Mr. Sundermeier was previously Senior Vice President and General Manager of FLIR’s Portland Operations.

“Our Imaging division has performed extremely well over the past three years, and Andy and Bill have been critical to that success. They have proven themselves in their previous roles as highly effective managers and experienced infrared industry executives.” commented Earl Lewis. “I am confident they will be successful in leading our Imaging business into the future.” he concluded.

Forward-Looking Statements

The statements in this release by Earl R. Lewis regarding the progress in integrating Indigo Systems Corporation, the expectation of achieving the Company’s goals for 2004 and refining the guidance for earnings per share to between $1.55 and $1.60 per share are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. Further, such statements are subject to the risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting treatment and charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous Web Cast of the conference call may be accessed online at www.CompanyBoardroom.com or www.FLIR.com. A replay will be available approximately one hour after the Web Cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21153789 beginning at approximately 1:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue	$108,861	$69,171
Cost of goods sold	55,441	33,128

Gross profit	53,420	36,043

Operating expenses:
Research and development	10,598	7,598
Selling, general and administrative	20,960	14,635

Total operating expenses	31,558	22,233

Earnings from operations	21,862	13,810

Interest expense	2,101	260
Other expenses (income), net	832	(107)

Earnings before income taxes	18,929	13,657

Income tax provision	6,246	4,507

Net earnings	$12,683	$9,150

Net earnings per share:
Basic	$0.38	$0.26

Diluted	$0.36	$0.25

Weighted average shares outstanding:
Basic	33,212	34,666

Diluted	35,110	36,064

2003 per share amounts have been adjusted to reflect the two-for-one stock split.

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$55,984	$197,993
Accounts receivable, net	84,584	79,332
Inventories, net	87,619	75,959
Prepaid expenses and other current assets	19,484	19,997
Deferred income taxes	9,908	8,832

Total current assets	257,579	382,113

Property and equipment, net	29,728	22,758
Deferred income taxes, net	6,500	21,146
Goodwill	149,459	12,500
Intangible assets, net	50,492	4,036
Other assets	7,891	7,870

	$501,649	$450,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,032	$26,427
Deferred revenue	5,294	4,540
Accrued payroll and related liabilities	12,708	12,778
Accrued product warranties	4,422	3,511
Advance payments from customers	12,893	12,112
Other current liabilities	10,993	8,227
Accrued income taxes	(1,994)	2,742
Current portion of long-term debt	1,356	—

Total current liabilities	75,704	70,337

Long-term debt	206,990	204,369
Pension and other long-term liabilities	11,016	10,875

Commitments and contingencies

Shareholders’ equity	207,939	164,842

	$501,649	$450,423